Exhibit 10.36
TERMS OF CONSULTING AGREEMENT FOR STEPHEN J. GATTO
FROM 2004 THROUGH 2010
CONSULTING TERM
The Consultant’s terms of engagement will commence on January 1, 2004 and end on May 17, 2010.
POSITION & DUTIES
The Consultant shall serve as the Company’s CEO and Chairman of the Board during the Consulting Term. As CEO and Chairman of the Board, the Consultant shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board shall designate that are consistent with the Consultant’s position as CEO and Chairman of the Board.
COMPENSATION, BENEFITS, AND EXPENSES
Compensation. The Company agrees to pay the Consultant a salary at an annual rate of not less than Two Hundred and Fifty Thousand Dollars ($250,000), from 2004 through 2005, to be increased to Three Hundred Thousand ($300,000) from 2005 through 2007, and to be increased to Three Hundred and Sixty Thousand Dollars ($360,000) from 2007 through May 17, 2010.
Bonus. Consultant shall be eligible for a One Million Dollar ($1,000,000) bonus, with Five Hundred Thousand ($500,000) to be paid based upon the successful finalization of contractual agreements to build the Clearfield, PA plant and Five Hundred Thousand ($500,000) to be paid upon the successful completion of construction of the Clearfield, PA plant.
Tax and Financial Planning. Consultant shall receive an allowance of up to Eighteen Thousand Dollars ($18,000.00) per year for actual costs associated with financial planning, tax planning and preparation, and estate planning.
Automobile Allowance. Consultant shall receive an automobile allowance of up to Two Thousand, Eighty-Three Dollars and Thirty-Three cents ($2,083.33) per month. This allowance shall cover actual costs associated with the ownership or lease of Consultant’s vehicle, including monthly payments and costs associated with obtaining automobile liability, property damage, and comprehensive insurance coverage and the normal and necessary expenses for operation and maintenance of such vehicle.
Business Expenses. The Company shall pay or reimburse the Consultant for all reasonable and documented expenses actually incurred or paid by the Consultant during the Consulting Term in the performance of Consultant’s services, upon presentation of expense statements or vouchers or such other supporting information as it may require.